EXHIBIT 10.31

December 12, 2000

Thomas F. Farrell, II
Executive Vice President
Dominion Resources, Inc.

Re:  Supplemental Agreement

Dear Tom:

Because of your valuable knowledge and experience, Dominion Resources, Inc. (the “Company) wishes to enter into this Supplemental Agreement (“Agreement”) with you to ensure that your employment with the Company will continue and that your services will not be available to a competitor.

Subject to the terms and conditions set forth below, the Company agrees that upon your retirement from the employ of the Company, you will be eligible for a lump sum cash payment equal to your annual base salary in effect at the time of your retirement. This payment will be made net of all applicable withholding taxes as soon as practicable following your retirement. The lump sum cash payment payable under this Agreement will be in addition to any retirement or other benefits described in the Employment Agreement dated September 12, 1997 between you and the Company or in the Company’s April 16, 1999 letter to you.

In consideration for the promise of this supplemental payment, you agree that during your employment with the Company and for a period of two years following the termination of your employment for any reason, you will not, directly or indirectly, own, manage, operate, control, be employed by, or advise any other business that engages in activities in competition with the Company in the generation, distribution or sale of energy (a) in any state in which the Company is at the time carrying on such business and (b) in any state in which the Company is at the time actively negotiating to enter the business of the generation, distribution or sale of energy.

You further agree that during your employment with the Company and for a period of two years following the termination of your employment for any reason, you will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services or engaging in activities in competition with the Company. You specifically agree that during the period of your employment with the Company and for two years following the termination of your employment for any reason, (a) you will not solicit, aid or encourage, directly or indirectly, any employees

Mr. Thomas F. Farrell, II
December 12, 2000

of the Company to leave the Company or work elsewhere, and (b) you will not solicit, aid or encourage, directly or indirectly, any of the Company’s customers to move their business from the Company or to place business elsewhere.

Any payment made under this Agreement will be paid from the Dominion Resources Executive Retirement Income Trust and/or the general assets of the Company as and when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises.

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. You should retain the other copy for your records.

Sincerely yours,

/s/ THOS. E. CAPPS Thos. E. Capps Chairman of the Board and Chief Executive Officer.

Accepted:	/s/ THOMAS F. FARRELL II Thomas F. Farrell, II

Date:	12/13/00